EXHIBIT 99.2


   USANA Announces Record Q2 2007 Net Sales and Earnings Per Share

               Direct Selling Segment Net Sales up 19.8%

               20th Consecutive Quarter of Record Sales

                    Company Raises Annual Guidance

    SALT LAKE CITY--(BUSINESS WIRE)--July 17, 2007--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced financial results for the fiscal second quarter of 2007, ended June 30. The second quarter of 2007 represented the 20th consecutive quarter of record sales for the Company.

    Financial Performance

    Consolidated net sales in the second quarter of 2007 increased by 18.3% to $109.4 million, compared with $92.5 million in the second quarter of the prior year. Net sales in the Direct Selling segment increased by 19.8% to $107.4 million, compared with $89.6 million in the second quarter of the prior year. Net sales growth in the Direct Selling segment for the second quarter of 2007 resulted primarily from a 25.4% net increase in the number of active Associates, which includes those who have purchased products directly from the Company in the preceding three months, either for personal consumption or resale.

    Earnings from operations in the second quarter of 2007 grew by 18.8% to $18.2 million, or 16.7% of net sales, compared with $15.3 million, or 16.6% of net sales, in the second quarter of the prior year. Earnings per share in the second quarter of 2007 increased by 19.7% to $0.66 per share, compared with $0.55 per share in the second quarter of the prior year. A higher-than-anticipated effective tax rate of 37.9% for the second quarter of 2007, reduced earnings per share by approximately $0.02.

    For the six-month period ended June 30, 2007, consolidated net sales were $212.0 million, an increase of 17.3%, compared with $180.7 million in the first six months of 2006. Earnings per share increased 23.3% in the first six months of 2007 to $1.29, compared with $1.05 in the first six months of 2006.

    During the second quarter of 2007, the Company repurchased approximately 1.6 million shares for an investment of $67.9 million. Due to this aggressive buyback, the total number of shares outstanding was reduced by approximately 9.0% from the first quarter of 2007 to
16.3 million shares, and the Company ended the second quarter of 2007 with a balance of $34.5 million on its line of credit.

    "The strength of our network marketing business model was evident again this quarter as we witnessed the 20th consecutive quarter of record sales and strong operating results driven by the improvement in gross margins," said Dave Wentz, president of USANA. "USANA's continued repurchases of shares during the quarter are a strong indication that management and the Board believe in the long-term prospects and health of the Company."

    Regional Results

    During the second quarter of 2007, net sales in North America, the Company's most mature region, increased by 11.2% to $68.2 million, compared with the second quarter of the prior year. This growth was driven primarily by a 15.6% net improvement in the number of active Associates in this region to 104,000. Along with double-digit growth in the U.S., sales in Mexico increased by 33.2% over the second quarter of last year to bolster the results in the North America region.

    "Our efforts to increase Associate activity in North America are working," continued Wentz. "We are pleased to have achieved double-digit growth in the number of active Associates in this region and will continue to give extra attention to ensure that our Associate leaders have all of the tools and resources necessary to sell our outstanding products and share in the success of our home-based business."

    During the second quarter of 2007, net sales in the Asia Pacific region increased by 38.5% to $39.3 million, compared with the second quarter of the prior year. The growth in this region was led by double-digit, year-over-year growth in nearly all markets. Malaysia continues to show steady growth as a new market, contributing $4.5 million of incremental revenue in the second quarter, a 45.4% increase, compared with the first quarter. The number of active Associates in the Asia Pacific region increased by 42.3% to 74,000, compared with 52,000 in the second quarter of the prior year. The number of Associates in our newest market, Malaysia, grew to 11,000 in just its second quarter of operations.

    "We are pleased with our early success in Malaysia," continued Wentz. "The rollout of this new market has been the smoothest in our history and we will continue to work closely with our local management to ensure Malaysia's ongoing contribution to our consistent growth in the Asia Pacific region."

    Outlook

    Today, the Company is providing financial guidance for the third quarter of 2007 and is updating its financial guidance for the full year 2007. Based on its current business circumstances, the Company believes that net sales for the third quarter of 2007 will be between $105 million and $107 million, a growth rate of 12% to 14%, compared with the prior year third quarter. Notably, this guidance includes an even smaller portion of sales from third-party contract manufacturing, due to the expected sale of that business sometime during the third quarter. The Company believes that earnings per share for the third quarter of 2007 will be $0.65 to $0.67, a growth rate of 18% to 22%, compared with 2006. Additionally, the Company is adjusting its full-year 2007 guidance and believes that net sales will be $425 million to $430 million, a growth rate of 14% to 15% year-over-year. This annual sales guidance includes the estimated reduction of revenue due to the expected sale of the third-party contract manufacturing business. According to these estimates, the Company anticipates annual earnings per share to be $2.60 to $2.64, a growth rate of 18% to 20%, compared with 2006. These earnings per share estimates assume an effective tax rate of 37.0% for 2007.

    Gilbert A. Fuller, the Company's executive vice president and chief financial officer, said, "We are optimistic that our persistent and strategic focus on our Associates will continue to return strong results, as it did during the second quarter. Operationally, our business model is very strong, and we will continue to look for opportunities to return value to our shareholders. Also, we will continue to take aggressive action to address the misinformation concerning our company that has appeared recently in the media. We remain committed to offering the finest nutritional products and home-based business in the industry."

    Conference Call

    USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, July 18, 2007 at 11:00 AM ET. Investors may listen to the call by accessing USANA's website at http://www.usanahealthsciences.com.

    About USANA

    USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    Safe Harbor

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

                     USANA Health Sciences, Inc.
                 Consolidated Statements of Earnings
                (In thousands, except per share data)

                                                   Quarter Ended
                                              ------------------------
                                               1-Jul-06    30-Jun-07
                                              ----------- ------------
                                              (Unaudited) (Unaudited)

 Net sales                                    $    92,482 $   109,407
 Cost of sales                                     22,276      24,347
                                              ----------- ------------
   Gross profit                                    70,206      85,060

 Operating expenses
  Associate incentives                             36,025      43,280
  Selling, general and administrative              17,991      22,571
  Research and development                            830         961
                                              ----------- ------------

   Earnings from operations                        15,360      18,248

 Other income                                         336         (16)
                                              ----------- ------------
   Earnings before income taxes                    15,696      18,232

 Income taxes                                       5,352       6,913
                                              ----------- ------------

 NET EARNINGS                                 $    10,344 $    11,319
                                              =========== ============

 Earnings per share - diluted                 $      0.55 $      0.66
                                              =========== ============
 Weighted average shares outstanding - diluted     18,777      17,163
                                              =========== ============


                     USANA Health Sciences, Inc.
                     Consolidated Balance Sheets
                            (in thousands)

                                                  As of       As of
                                                30-Dec-06   30-Jun-07
                                               ----------- -----------
                                                           (Unaudited)
ASSETS
  Cash and cash equivalents                    $    27,029 $     9,876
  Inventories, net                                  22,483      22,302
  Other current assets                              11,103      11,074
                                               ----------- -----------
 Total current assets                               60,615      43,252

Property and equipment, net                         30,323      42,983
Goodwill                                             5,690       5,690
Other assets                                         3,374       4,052
                                               ----------- -----------
 Total assets                                  $   100,002 $    95,977
                                               =========== ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                              $    10,241 $     9,337
 Other current liabilities                          29,564      35,169
 Line of Credit                                          -      34,515
                                               ----------- -----------
Total current liabilities                           39,805      79,021

Stockholders' equity                                60,197      16,956
                                               ----------- -----------
 Total liabilities and stockholders' equity    $   100,002 $    95,977
                                               =========== ===========


                      USANA Health Sciences, Inc.
                      Sales by Segment and Region
                             (in thousands)

                                               Quarter Ended
                                     ---------------------------------
                                         1-Jul-06        30-Jun-07
                                     ---------------- ----------------
                                       (Unaudited)      (Unaudited)
  Region
  -----------------------------------
  North America
    United States                    $  39,250  42.4% $  43,433  39.7%
    Canada                              17,721  19.2%    18,965  17.3%
    Mexico                               4,323   4.7%     5,758   5.3%
                                     --------- ------ --------- ------
      North America Total            $  61,294  66.3% $  68,156  62.3%

  Asia Pacific
    Australia-New Zealand               12,104  13.1%    14,630  13.4%
    Hong Kong                            3,376   3.7%     6,097   5.6%
    Japan                                2,379   2.6%     2,310   2.1%
    Taiwan                               4,978   5.4%     5,411   4.9%
    South Korea                          1,704   1.8%     1,875   1.7%
    Singapore                            3,813   4.1%     4,399   4.0%
    Malaysia                                 -   0.0%     4,541   4.2%
                                     --------- ------ --------- ------
      Asia Pacific Total                28,354  30.7%    39,263  35.9%
                                     --------- ------ --------- ------
        Segment Total                   89,648  96.9%   107,419  98.2%
                                     --------- ------ --------- ------

  Contract Manufacturing                 2,834   3.1%     1,988   1.8%
                                     --------- ------ --------- ------
    Consolidated                     $  92,482 100.0% $ 109,407 100.0%
                                     ========= ====== ========= ======


                      Active Associates by Region

                                                   As of
                                     ---------------------------------
                                         1-Jul-06        30-Jun-07
                                     ---------------- ----------------
                                       (Unaudited)      (Unaudited)
  Region
  -----------------------------------
  North America
    United States                       57,000  40.1%    63,000  35.4%
    Canada                              23,000  16.2%    27,000  15.2%
    Mexico                              10,000   7.0%    14,000   7.9%
                                     --------- ------ --------- ------
      North America Total               90,000  63.4%   104,000  58.5%

  Asia Pacific
    Australia-New Zealand               18,000  12.7%    21,000  11.8%
    Hong Kong                            6,000   4.2%    13,000   7.3%
    Japan                                4,000   2.8%     4,000   2.2%
    Taiwan                              13,000   9.2%    15,000   8.4%
    South Korea                          2,000   1.4%     2,000   1.1%
    Singapore                            9,000   6.3%     8,000   4.5%
    Malaysia                                 -   0.0%    11,000   6.2%
                                     --------- ------ --------- ------
      Asia Pacific Total                52,000  36.6%    74,000  41.5%
                                     --------- ------ --------- ------
    Total                              142,000 100.0%   178,000 100.0%
                                     ========= ====== ========= ======


                  Active Preferred Customers by Region

                                                   As of
                                     ---------------------------------
                                         1-Jul-06        30-Jun-07
                                     ---------------- ----------------
                                       (Unaudited)      (Unaudited)
  Region
  -----------------------------------
  North America
    United States                       48,000  64.0%    51,000  64.6%
    Canada                              18,000  24.0%    18,000  22.8%
    Mexico                               2,000   2.7%     2,000   2.5%
                                     --------- ------ --------- ------
      North America Total               68,000  90.7%    71,000  89.9%

  Asia Pacific
    Australia-New Zealand                6,000   8.0%     6,000   7.5%
    Hong Kong                               **   0.0%     1,000   1.3%
    Japan                                1,000   1.3%     1,000   1.3%
    Taiwan                                  **   0.0%        **   0.0%
    South Korea                             **   0.0%        **   0.0%
    Singapore                               **   0.0%        **   0.0%
    Malaysia                                 -   0.0%        **   0.0%
                                     --------- ------ --------- ------
      Asia Pacific Total                 7,000   9.3%     8,000  10.1%
                                     --------- ------ --------- ------
    Total                               75,000 100.0%    79,000 100.0%
                                     ========= ====== ========= ======


  **Count of Active Preferred Customers is less than 500.


    CONTACT: USANA Health Sciences, Inc.
             Riley Timmer, 801-954-7922 (Investor Relations) investor.relations@us.usana.com or
             Edelman
             Joe Poulos, 312-240-2719 (Media)